Exhibit 99.4

INTERNATIONAL FLAVORS & FRAGRANCES INC. UNAUDITED PRO-FORMA CONSOLIDATED INCOME STATEMENT

(Dollars in thousands)

2004	Quarter-to-date			Year-to-date
1st Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$535,015	$24,616	$510,399
Cost of goods sold	306,786	18,927	287,859

Gross margin on sales	228,229	5,689	222,540
Research &development	44,648	627	44,021
Selling and administrative	89,726	1,777	87,949
Amortization	3,699	--	3,699

	90,156	3,285	86,871
Restructuring and other charges	--	--	--
Interest expense	(6,457)	--	(6,457)
Other income (expense), net	(1,425)	--	(1,425)

Pretax income	82,274	3,285	78,989
Income taxes	25,916	1,035	24,881

Net Income	$56,358	$2,250	$54,108

2nd Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$524,177	$21,622	$502,555	$1,059,192	$46,238	$1,012,954
Cost of goods sold	295,716	16,580	279,136	602,502	35,507	566,995

Gross margin on sales	228,461	5,042	223,419	456,690	10,731	445,959
Research &evelopment	44,342	612	43,730	88,990	1,239	87,751
Selling and administrative	83,184	1,654	81,530	172,910	3,431	169,479
Amortization	3,709	--	3,709	7,408	--	7,408

	97,226	2,776	94,450	187,382	6,061	181,321
Restructuring and other charges	(7,716)	--	(7,716)	(7,716)	--	(7,716)
Interest expense	(6,114)	--	(6,114)	(12,571)	--	(12,571)
Other income (expense), net	(1,305)	--	(1,305)	(2,730)	--	(2,730)

Pretax income	82,091	2,776	79,315	164,365	6,061	158,304
Income taxes	25,589	865	24,724	51,505	1,900	49,605

Net Income	$56,502	$1,911	$54,591	$112,860	$4,161	$108,699

3rd Quarter	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma	As reported	Germany, Switzerland and France Fruit Business	Pro-Forma

Net sales	$506,229	$10,600	$495,629	$1,565,421	$56,838	$1,508,583
Cost of goods sold	289,052	9,325	279,727	891,554	44,832	846,722

Gross margin on sales	217,177	1,275	215,902	673,867	12,006	661,861
Research & development	43,124	421	42,703	132,114	1,660	130,454
Selling and administrative	83,694	1,099	82,595	256,604	4,530	252,074
Amortization	3,709	--	3,709	11,117	--	11,117

	86,650	(245)	86,895	274,032	5,816	268,216
Restructuring and other charges	(19,950)	--	(19,950)	(27,666)	--	(27,666)
Interest expense	(6,041)	--	(6,041)	(18,612)	--	(18,612)
Other income (expense), net	(324)	--	(324)	(3,054)	--	(3,054)

Pretax income	60,335	(245)	60,580	224,700	5,816	218,884
Income taxes	18,030	(74)	18,104	69,535	1,826	67,709

Net Income	$42,305	$(171)	$42,476	$155,165	$3,990	$151,175

4th Quarter	France Fruit Business	Germany, Switzerland and France Fruit Business

Net sales	$1,479	$58,317
Cost of goods sold	1,482	46,314

Gross margin on sales	(3)	12,003
Research & development	76	1,736
Selling and administrative	163	4,693
Amortization	--	--

	(242)	5,574
Restructuring and other charges	--	--
Interest expense	--	--
Other income (expense), net	--	--

Pretax income	(242)	5,574
Income taxes	(73)	1,753

Net Income	$(169)	$3,821

NOTE: Income taxes for the businesses disposed of was calculated using the full year corporate effective tax rate.